Exhibit 10.1.2
October 30, 2009
Susan Vogt
President and Chief Executive Officer
SeraCare Life Sciences, Inc.
37 Birch Street
Milford, MA 01757
          Re: Modification of Award
Dear Ms. Vogt:
This letter will confirm your agreement with and acknowledgment of the following:
You hereby consent to the modification of the Award Opportunity provided to you under the SeraCare Life Sciences, Inc. Management Incentive Plan effective as of October 1, 2007 (the “Plan”) for the fiscal year ending September 30, 2009 and pursuant to Section 3.2 of the Employment Agreement between you and the Company dated July 14, 2006, as currently amended and in effect (the “Agreement”) such that 25% of the Award Payment shall be payable in cash and 75% of the Award Payment shall be payable in shares of common stock of SeraCare Life Sciences, Inc. (the “Company”) on the criteria previously set by the Board of Directors of the Company. The number of shares of the Company’s common stock that will be granted to you will equal 75% of the Award Payment divided by the closing price per share of the Company’s common stock on the date of grant of such shares (the “Share Grant Date”). The resulting share total shall be rounded down to the nearest whole share and any fractional amount shall be payable in cash. These shares shall be granted pursuant to the Company’s 2009 Equity Incentive Plan. Notwithstanding any of the foregoing, the Company may in its discretion pay cash (in lieu of shares) equal to the actual fair market value of any portion or all of such shares on the Share Grant Date.
For the avoidance of doubt, the Company may withhold from cash amounts otherwise payable to you, including up to the entire amount of the cash portion of the Award Payment and including other amounts payable to you on or prior to the Share Grant Date, such amounts as the Company determines in its discretion may be required to be withheld for tax purposes with respect to the Award Payment (including both the cash and the stock portions thereof). All capitalized terms above which are not defined herein are as defined in the Plan.

Except as specifically modified and amended herein, all terms and conditions of the Agreement shall remain unmodified and in full force and effect.
Please indicate your agreement to the terms of this letter by countersigning this letter in the space provided below and returning your original signed letter to the Company.

Very truly yours,

SeraCare Life Sciences, Inc.

By: Name:	/s/ Eugene Davis Eugene Davis
Title:	Chairman of the Board
Accepted and agreed to under seal this 30th day of October, 2009

/s/ Susan Vogt Susan Vogt